SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                                         SCHEDULE 13G
                                        (Amendment No.  )*

                       Under the Securities Exchange Act of 1934

                                            SAUER INC.
                                         (Name of Issuer)

                                          Common Stock
                                 (Title of Class of Securities)

                                            804 137 107
                                        (CUSIP Number)

                                           May 11, 1998
              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[     ]    Rule 13d-1(b)
[     ]    Rule 13d-1(c)
[ X ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person=s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be Afiled@ for the purpose of Section 18 of the Securities Exchange Act of 1934 (AAct@) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                         Page 1 of 32 Pages



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 2 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    Klaus H. Murmann

2.  Check the Appropriate Box if a Member of a Group

     (a)  [ x ]
     (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Klaus H. Murmann With:

5.  Sole Voting Power: 128,225

6. Shared Voting Power: 15,562,500. Klaus H. Murmann disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 128,225

8. Shared Dispositive Power: 15,562,500. Klaus H. Murmann disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Klaus H. Murmann:
     15,690,725. Klaus H. Murmann disclaims beneficial ownership of 15,562,500 of these shares, 4,900,000 of which are owned by Klaus
      Murmann & Co. KG, a German limited partnership (AMurmann KG@), in which Klaus H. Murmann is a general partner, 10,362,500 of which are owned by Sauer GmbH, a German limited liability company, a wholly owned subsidiary of K. Murmann Verwaltungsgesellschaft mit beschrankter Haftung, a German limited liability company (AMurmann GmbH@), which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF Europaische Marketing und Finanzmanagement AG, a German limited liability company ("EMF"), a wholly owned subsidiary of Murmann GmbH.

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 3 of 32 Pages


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [ X ] The amount in row (9) excludes 267,100 shares owned by Hannelore Murmann, Klaus H. Murmann=s wife, over which Klaus H. Murmann has no voting or dispositive power; 1,000 shares owned by Nicola Keim, Klaus H. Murmann=s daughter, over which Klaus H. Murmann has no voting or dispositive power; and 1,000 shares owned by Sven Murmann, Klaus H. Murmann=s son, over which Klaus H. Murmann has no voting or dispositive power.

11.  Percent of Class Represented by Amount in Row 9: 57.3 %.

12.  Type of Reporting Person: IN


CUSIP NO. 804 137 107     SCHEDULE 13G       Page 4 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    Klaus Murmann & Co. KG (AMurmann KG@)

2.  Check the Appropriate Box if a Member of a Group

     (a)  [ x ]
     (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Murmann KG With:

5.  Sole Voting Power: 4,900,000

6. Shared Voting Power: 10,662,500. Murmann KG disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 4,900,000

8. Shared Dispositive Power: 10,662,500. Murmann KG disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Murmann KG:
     15,562,500. Murmann KG disclaims beneficial ownership of 10,662,500 of these shares, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, which is wholly owned by Murmann KG and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
      [  ]

11.  Percent of Class Represented by Amount in Row 9: 56.8 %.

12.  Type of Reporting Person: PN



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 5 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    Sauer GmbH

2.  Check the Appropriate Box if a Member of a Group

     (a)  [    ]
     (b)  [ x ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Sauer GmbH With:

5.  Sole Voting Power: 10,362,500

6.  Shared Voting Power: 0

7.  Sole Dispositive Power: 10,362,500

8.  Shared Dispositive Power: 0

9.  Aggregate Amount Beneficially Owned by Sauer GmbH:
     10,362,500

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
      [  ]

11.  Percent of Class Represented by Amount in Row 9: 37.8%

12.  Type of Reporting Person: CO


CUSIP NO. 804 137 107     SCHEDULE 13G       Page 6 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

     EMF Europaische Marketing und Finanzmanagement AG ("EMF")

2.  Check the Appropriate Box if a Member of a Group

     (a)  [    ]
     (b)  [ x ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by EMF With:

5.  Sole Voting Power: 300,000

6.  Shared Voting Power: 0

7.  Sole Dispositive Power: 300,000

8.  Shared Dispositive Power: 0

9.  Aggregate Amount Beneficially Owned by EMF:
     300,000

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
      [  ]

11.  Percent of Class Represented by Amount in Row 9: 1.1%

12.  Type of Reporting Person: CO



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 7 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    K. Murmann Verwaltungsgesellschaft mit beschrankter Haftung
    (AMurmann GmbH@)

2.  Check the Appropriate Box if a Member of a Group

     (a)  [    ]
     (b)  [ x ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Murmann GmbH With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 10,662,500. Murmann GmbH disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 10,662,500. Murmann GmbH disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Murmann GmbH:
     10,662,500. Murmann GmbH disclaims beneficial ownership of these shares, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
      [  ]

11.  Percent of Class Represented by Amount in Row 9: 38.9 %.

12.  Type of Reporting Person: CO



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 8 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    Hannelore Murmann

2.  Check the Appropriate Box if a Member of a Group

     (a)  [ x ]
     (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Hannelore Murmann With:

5.  Sole Voting Power: 267,100

6. Shared Voting Power: 15,562,500. Hannelore Murmann disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 267,100

8. Shared Dispositive Power: 15,562,500. Hannelore Murmann disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Hannelore Murmann:
     15,829,600. Hannelore Murmann disclaims beneficial ownership of 15,562,500 shares, 4,900,000 of which are owned by Murmann KG, in which Hannelore Murmann is a general partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
     GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann
     GmbH.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [X] The amount in row (9) excludes 128,225 shares owned by Klaus
     H. Murmann, Hannelore Murmann=s husband, over which
     Hannelore Murmann has no voting or dispositive power; 1,000 shares owned by Nicola Keim, Hannelore Murmann=s daughter, over which Hannelore Murmann has no voting or dispositive power; and 1,000 shares owned by Sven Murmann, Hannelore Murmann=s son, over which Hannelore Murmann has no voting or dispositive power.

11.  Percent of Class Represented by Amount in Row 9: 57.8%

12.  Type of Reporting Person: IN

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 9 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    Sven Murmann

2.  Check the Appropriate Box if a Member of a Group

     (a)  [ x ]
     (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Sven Murmann With:

5.  Sole Voting Power: 1,000

6. Shared Voting Power: 15,562,500. Sven Murmann disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 1,000

8. Shared Dispositive Power: 15,562,500. Sven Murmann disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Sven Murmann:
     15,563,500. Sven Murmann disclaims beneficial ownership of 15,562,500 shares, 4,900,000 of which are owned by Murmann KG, in which Sven Murmann is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
     GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann
     GmbH.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
      [  ]

11.  Percent of Class Represented by Amount in Row 9: 56.8%

12.  Type of Reporting Person: IN


CUSIP NO. 804 137 107     SCHEDULE 13G       Page 10 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    Nicola Keim

2.  Check the Appropriate Box if a Member of a Group

     (a)  [ x ]
     (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Nicola Keim With:

5.  Sole Voting Power: 1,000

6. Shared Voting Power: 15,562,500. Nicola Keim disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 1,000

8. Shared Dispositive Power: 15,562,500. Nicola Keim disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Nicola Keim:
     15,563,500. Nicola Keim disclaims beneficial ownership of 15,562,500 shares, 4,900,000 of which are owned by Murmann KG, in which Nicola Keim is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
     GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann
     GmbH.


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
      [  ]

11.  Percent of Class Represented by Amount in Row 9: 56.8%

12.  Type of Reporting Person: IN


CUSIP NO. 804 137 107     SCHEDULE 13G       Page 11 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    Ulrike Murmann-Knuth

2.  Check the Appropriate Box if a Member of a Group

     (a)  [ x ]
     (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Ulrike Murmann-Knuth With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,562,500. Ulrike Murmann-Knuth disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,562,500. Ulrike Murmann-Knuth disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Ulrike Murmann-Knuth:
     15,562,500. Ulrike Murmann-Knuth disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Ulrike Murmann-Knuth is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
      [  ]

11.  Percent of Class Represented by Amount in Row 9: 56.8%

12.  Type of Reporting Person: IN


CUSIP NO. 804 137 107     SCHEDULE 13G       Page 12 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    Jan Murmann

2.  Check the Appropriate Box if a Member of a Group

     (a)  [ x ]
     (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Jan Murmann With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,562,500. Jan Murmann disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,562,500. Jan Murmann disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Jan Murmann:
     15,562,500. Jan Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Jan Murmann is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
     GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann
     GmbH.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
      [  ]

11.  Percent of Class Represented by Amount in Row 9: 56.8%

12.  Type of Reporting Person: IN


CUSIP NO. 804 137 107     SCHEDULE 13G       Page 13 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    Anja Murmann

2.  Check the Appropriate Box if a Member of a Group

     (a)  [ x ]
     (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Anja Murmann With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,562,500. Anja Murmann disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,562,500. Anja Murmann disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Anja Murmann:
     15,562,500. Anja Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Anja Murmann is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
     GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann
     GmbH.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
      [  ]

11.  Percent of Class Represented by Amount in Row 9: 56.8%

12.  Type of Reporting Person: IN


CUSIP NO. 804 137 107     SCHEDULE 13G       Page 14 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    Christa Zoellner

2.  Check the Appropriate Box if a Member of a Group

     (a)  [ x ]
     (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Christa Zoellner With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,562,500. Christa Zoellner disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,562,500. Christa Zoellner disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Christa Zoellner:
     15,562,500.  Christa Zoellner disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Christa Zoellner is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
     GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann
     GmbH.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
      [  ]

11.  Percent of Class Represented by Amount in Row 9: 56.8%

12.  Type of Reporting Person: IN



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 15 of 32 Pages

1.  Name of Reporting Person
     I.R.S. Identification No. of Above Person:

    Britta Zoellner

2.  Check the Appropriate Box if a Member of a Group

     (a)  [ x ]
     (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Britta Zoellner With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,562,500. Britta Zoellner disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,562,500. Britta Zoellner disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Britta Zoellner:
     15,562,500. Britta Zoellner disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Britta Zoellner is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
     GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann
     GmbH.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
      [  ]

11.  Percent of Class Represented by Amount in Row 9: 56.8%

12.  Type of Reporting Person: IN



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 16 of 32 Pages

 Item 1(a)  Name of Issuer:

   Sauer Inc.

Item 1(b)  Address of Issuer=s Principal Executive Offices:

   2800 East 13th Street
   Ames, Iowa 50010

   and

   Krokamp 35
   24539 Neumunster
   Federal Republic of Germany

Item 2(a)  Names of Persons Filing:

   Klaus H. Murmann
   Klaus Murmann & Co. KG
   Sauer GmbH
   K. Murmann Verwaltungsgesellschaft mit beschrankter Haftung
   EMF Europaische Marketing und Finanzmanagement AG
   Hannelore Murmann
   Sven Murmann
   Nicola Keim
   Ulrike Murmann-Knuth
   Jan Murmann
   Anja Murmann
   Christa Zoellner
   Britta Zoellner

Item 2(b)  Address of Principal Business Office or, if none, Residence:

Klaus H. Murmann, Hannelore Murmann, Christa Zoellner, and Britta Zoellner reside at Bismarckallee 24, D 24105 Kiel, Germany. Sven
Murmann resides at Bottgerstr. 15, D 20148 Hamburg, Germany.  Nicola
Keim resides at Dr. Max-Strasse 15, D 82031 Grunwald, Kr. Munchen, Germany. Ulrike Murmann-Knuth resides at Hansastrasse 47, D-20144 Hamburg, Germany. Jan Murmann resides at Liseltoote-Hermann-Str. 34,
D 10407 Berlin. Anja Murmann resides at 532 E. 5th Street, Apt. 2, New York, New York 10009. Murmann KG, Sauer GmbH, EMF, and Murmann
GmbH all have principal business offices at Krokamp 35, 24539 Neumunster, Federal Republic of Germany.



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 17 of 32 Pages

Item 2(c) Citizenship: All reporting persons are citizens of the Federal Republic of Germany.

Item 2(d)  Title of Class of Securities:

   Common Stock of Sauer Inc.

Item 2(e)  CUSIP Number:

   804 137 107

Item 3  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

     (a)   [   ]     Broker or Dealer registered under Section 15 of the Act;

     (b)   [   ]     Bank as defined in Section 3(a)(6) of the Act;

     (c)   [   ]     Insurance Company as defined in Section 3(a)(19) of the
Act;

     (d)   [   ]     Investment Company registered under Section 8 of the
Investment Company Act;

     (e)   [   ]     An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

     (f)   [   ]     An employee benefit plan or endowment fund in accordance
with Rule 13d-1(b)(1)(ii)(F);

     (g)   [   ]     A parent holding company or control person in accordance
with Rule 13d-1(b)(1)(ii)(G);

     (h)   [   ]     A savings association as defined in Section 3(b) of the
Federal Deposit Insurance Act;

     (i)   [   ]     A church plan that is excluded from the definition of an
investment company under Section 3(c)(14) of the Investment Company Act;

     (j)   [   ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 18 of 32 Pages

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [   ]

Item 4.  Ownership:

   This Schedule 13G is being filed by Murmann KG, a German limited partnership; Klaus H. Murmann, Hannelore Murmann,
Sven Murmann, Nicola Keim, Ulrike Murmann-Knuth, Jan Murmann,
Anja Murmann, Christa Zoellner, and Britta Zoellner, all of Murmann KG=s general and limited partners; Murmann GmbH, Murmann KG=s wholly owned German limited liability company; Sauer GmbH, a wholly owned subsidiary of Murmann GmbH; and EMF, a wholly owned subsidiary of Murmann GmbH. The total number of shares beneficially owned by the filers of this statement is 15,959,825. Of those shares, Klaus H. Murmann is the direct owner of 128,225 shares, Hannelore Murmann is the direct owner of 267,100 shares, Sven Murmann is the direct owner of 1,000 shares, and Nicola Keim is the direct owner of 1,000 shares. No other filer shares or owns any voting or dispositive power over those shares. 4,900,000 shares are directly owned by Murmann KG. The general and limited partners all may be deemed to be beneficial owners of these shares because, under German law, they all have some voting power in the partnership. 10,362,500 sharesare owned directly by Sauer GmbH. The final 300,000 shares are owned by EMF. Murmann GmbH, Murmann KG, and all the limited and general partners may be deemed to be beneficial owners of these shares.

  Therefore, Klaus H. Murmann may be deemed to be the beneficial
Owner of Sauer Inc. Common Stock as follows:

(a) Amount Beneficially Owned: 15,690,725. Klaus H. Murmann disclaims beneficial ownership of 15,562,500 of these shares, 4,900,000 of which are owned by Murmann KG, in which Klaus H. Murmann is a general partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, which is wholly owned by Murmann
KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.

   (b)  Percent of Class: 57.3%

   (c)  Number of shares as to which Klaus H. Murmann has:

     (i)   sole power to vote or to direct the vote: 128,225
     (ii)   shared power to vote or to direct the vote: 15,562,500.
Klaus H. Murmann disclaims beneficial ownership of these shares.
     (iii)   sole power to dispose or to direct the disposition of: 128,225
     (iv) shared power to dispose or to direct the disposition of: 15,562,500. Klaus H. Murmann disclaims beneficial ownership of these shares.


CUSIP NO. 804 137 107     SCHEDULE 13G       Page 19 of 32 Pages

   Moreover, Murmann KG may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,562,500. Murmann KG disclaims beneficial ownership of 10,362,500 of these shares, which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.

   (b)  Percent of Class: 56.8%

   (c)  Number of shares as to which Murmann KG has:

     (i)   sole power to vote or to direct the vote: 4,900,000
     (ii)   shared power to vote or to direct the vote: 10,662,500.
Murmann KG disclaims beneficial ownership of these shares.
     (iii)   sole power to dispose or to direct the disposition of: 4,900,000
     (iv) shared power to dispose or to direct the disposition of: 10,662,500. Murmann KG disclaims beneficial ownership of these shares.

   Moreover, Sauer GmbH may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a)  Amount Beneficially Owned: 10,362,500.

   (b)  Percent of Class: 37.8%

   (c)  Number of shares as to which Sauer GmbH has:

     (i)   sole power to vote or to direct the vote: 10,362,500
     (ii)   shared power to vote or to direct the vote: 0
     (iii)   sole power to dispose or to direct the disposition of: 10,362,500
     (iv)   shared power to dispose or to direct the disposition of: 0

   Moreover, EMF may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a)  Amount Beneficially Owned: 300,000.

   (b)  Percent of Class: 1.1%

   (c)  Number of shares as to which EMF has:

     (i)   sole power to vote or to direct the vote: 300,000
     (ii)   shared power to vote or to direct the vote: 0
     (iii)   sole power to dispose or to direct the disposition of: 300,000
     (iv)   shared power to dispose or to direct the disposition of: 0


CUSIP NO. 804 137 107     SCHEDULE 13G       Page 20 of 32 Pages

   Moreover, Murmann GmbH may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 10,662,500. Murmann GmbH disclaims beneficial ownership of these shares, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.


   (b)  Percent of Class: 38.9%

   (c)  Number of shares as to which Murmann GmbH has:

     (i)   sole power to vote or to direct the vote: 0
     (ii)   shared power to vote or to direct the vote: 10,662,500.
Murmann GmbH disclaims beneficial ownership of these shares.
     (iii)   sole power to dispose or to direct the disposition of:  0
     (iv) shared power to dispose or to direct the disposition of: 10,662,500. Murmann GmbH disclaims beneficial ownership of these shares.

   Moreover, Hannelore Murmann may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,829,600. Hannelore Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Hannelore Murmann is a general partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.


   (b)  Percent of Class: 57.8%

   (c)  Number of shares as to which Hannelore Murmann has:

     (i)   sole power to vote or to direct the vote: 267,100
     (ii) shared power to vote or to direct the vote: 15,562,500. Hannelore Murmann disclaims beneficial ownership of these shares.



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 21 of 32 Pages

     (iii)   sole power to dispose or to direct the disposition of:  267,100
     (iv) shared power to dispose or to direct the disposition of: 15,562,500. Hannelore Murmann disclaims beneficial ownership of these shares.

   Moreover, Sven Murmann may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,563,500. Sven Murmann disclaims beneficial ownership of 15,562,500 of these shares, 4,900,000 of which are owned by Murmann KG, in which Sven Murmann is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.


   (b)  Percent of Class: 56.8%

   (c)  Number of shares as to which Sven Murmann has:

     (i)   sole power to vote or to direct the vote: 1,000
     (ii) shared power to vote or to direct the vote: 15,562,500. Sven Murmann disclaims beneficial ownership of these shares.
     (iii)   sole power to dispose or to direct the disposition of: 1,000
     (iv) shared power to dispose or to direct the disposition of: 15,562,500. Sven Murmann disclaims beneficial ownership of these shares.

   Moreover, Nicola Keim may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,563,500. Nicola Keim disclaims beneficial ownership of 15,562,500 of these shares, 4,900,000 of which are owned by Murmann KG, in which Nicola Keim is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.


   (b)  Percent of Class: 56.8%

   (c)  Number of shares as to which Nicola Keim has:

     (i)   sole power to vote or to direct the vote: 1,000



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 22 of 32 Pages

     (ii) shared power to vote or to direct the vote: 15,562,500. Nicola Keim disclaims beneficial ownership of these shares.
     (iii)   sole power to dispose or to direct the disposition of: 1,000
     (iv)   shared power to dispose or to direct the disposition of:
15,562,500.  Nicola Keim disclaims beneficial ownership of these shares.

   Moreover, Ulrike Murmann-Knuth may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,562,500. Ulrike Murmann-Knuth disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Ulrike Murmann-Knuth is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.


   (b)  Percent of Class: 56.8%

   (c)  Number of shares as to which Ulrike Murmann-Knuth has:

     (i)   sole power to vote or to direct the vote: 0
     (ii) shared power to vote or to direct the vote: 15,562,500. Ulrike Murmann-Knuth disclaims beneficial ownership of these shares.
     (iii)   sole power to dispose or to direct the disposition of:  0
     (iv) shared power to dispose or to direct the disposition of: 15,562,500. Ulrike Murmann-Knuth disclaims beneficial ownership of these shares.

   Moreover, Jan Murmann may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,562,500. Jan Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Jan Murmann is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.

     (b)  Percent of Class: 56.8%



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 23 of 32 Pages

   (c)  Number of shares as to which Jan Murmann has:

     (i)   sole power to vote or to direct the vote: 0
     (ii)   shared power to vote or to direct the vote: 15,562,500.
Jan Murmann disclaims beneficial ownership of these shares.
     (iii)   sole power to dispose or to direct the disposition of:  0
     (iv) shared power to dispose or to direct the disposition of: 15,562,500. Jan Murmann disclaims beneficial ownership of these shares.

   Moreover, Anja Murmann may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,562,500. Anja Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Anja Murmann is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.


   (b)  Percent of Class: 56.8%

   (c)  Number of shares as to which Anja Murmann has:
     (i)   sole power to vote or to direct the vote: 0
     (ii) shared power to vote or to direct the vote: 15,562,500. Anja Murmann disclaims beneficial ownership of these shares.
     (iii)   sole power to dispose or to direct the disposition of:  0
     (iv) shared power to dispose or to direct the disposition of: 15,562,500. Anja Murmann disclaims beneficial ownership of these shares.

   Moreover, Christa Zoellner may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,562,500. Christa Zoellner disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Christa Zoellner is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 24 of 32 Pages

   (b)  Percent of Class: 56.8%

   (c)  Number of shares as to which Christa Zoellner has:

     (i)   sole power to vote or to direct the vote: 0
     (ii)   shared power to vote or to direct the vote: 15,562,500.
Christa Zoellner disclaims beneficial ownership of these shares.
     (iii)   sole power to dispose or to direct the disposition of:  0
     (iv) shared power to dispose or to direct the disposition of: 15,562,500. Christa Zoellner disclaims beneficial ownership of these shares.

   Moreover, Britta Zoellner may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,562,500. Britta Zoellner disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Britta Zoellner is a limited partner, 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann GmbH, which is wholly owned by Murmann KG, and 300,000 of which are owned by EMF, a wholly owned subsidiary of Murmann GmbH.


   (b)  Percent of Class: 56.8%

   (c)  Number of shares as to which Britta Zoellner has:

     (i)   sole power to vote or to direct the vote: 0
     (ii)   shared power to vote or to direct the vote: 15,562,500.
Britta Zoellner disclaims beneficial ownership of these shares.
     (iii)   sole power to dispose or to direct the disposition of:  0
     (iv) shared power to dispose or to direct the disposition of: 15,562,500. Britta Zoellner disclaims beneficial ownership of these shares.

Item 5  Ownership of Five Percent or Less of a Class:

   Not Applicable.


CUSIP NO. 804 137 107     SCHEDULE 13G       Page 25 of 32 Pages

Item 6  Ownership of More than Five Percent on Behalf of Another
Person:

   Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

   Not applicable.

Item 8  Identification and Classification of Members of the Group:

   See Exhibit A attached hereto.

Item 9  Notice of Dissolution of Group:

   Not Applicable.

Item 10  Certification:

   Not Applicable.



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 26 of 32 Pages

                                                Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  February 10, 2000             ____Klaus H. Murmann____________
                                                   Klaus H. Murmann

                                                   Sauer GmbH

Date:  February 10, 2000            By___Klaus H. Murmann____________
                                                   Klaus H. Murmann, principal

                                                   Klaus Murmann & Co. KG

Date:  February 10, 2000            By___Klaus H. Murmann____________
                                                   Klaus H. Murmann, general
                                                   partner

                                                   K. Murmann
                                                   Verwaltungsgesellschaft
                                                   mit beschrankter Haftung

Date:  February 10, 2000            By___Klaus H. Murmann____________
                                                   Klaus H. Murmann, principal

                                                   EMF Europaische Marketing
                                                   und Finanzmanagement AG

Date:  February 10, 2000            _____Hannelore Murmann___________

                                                   Hannelore Murmann

Date:  February 10, 2000            By___Klaus H. Murmann____________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Sven Murmann

Date:  February 10, 2000            By___Klaus H. Murmann____________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Nicola Keim

Date:  February 10, 2000            By___Klaus H. Murmann____________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 27 of 32 Pages

                                                   Ulrike Murmann-Knuth

Date:  February 10, 2000            By___Klaus H. Murmann____________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Jan Murmann

Date:  February 10, 2000            By___Klaus H. Murmann____________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Anja Murmann

Date:  February 10, 2000            By___Klaus H. Murmann____________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Christa Zoellner

Date:  February 10, 2000            By___Klaus H. Murmann____________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Britta Zoellner

Date:  February 10, 2000            By___Klaus H. Murmann____________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

   Powers of Attorney signed by the filers above for whom Klaus H. Murmann has signed as attorney-in-fact are being filed herewith and are hereby incorporated by reference into this Schedule 13G.

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 28 of 32 Pages

                                         EXHIBIT INDEX

Exhibit               Document                                     Page No.

     A                  Indemnification of Members of Group         29

     B                  Joint Filing Agreement                      31

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 29 of 32 Pages

                                             EXHIBIT A
Klaus H. Murmann
Bismarckallee 24
D 24105 Kiel
Federal Republic of Germany

Sauer GmbH
Krokamp 35
24539 Neumunster
Federal Republic of Germany

Klaus Murmann & Co. KG
Krokamp 35
24539 Neumunster
Federal Republic of Germany

K. Murmann Verwaltungsgesellschaft mit beschrankter Haftung
Krokamp 35
24539 Neumunster
Federal Republic of Germany

EMF Europaische Marketing und Finanzmanagement AG
Krokamp 35
24539 Neumunster
Federal Republic of Germany

Hannelore Murmann
Bismarckallee 24
D 24105 Kiel
Federal Republic of Germany

Sven Murmann
Bottgerstr. 14
20148 Hamburg
Federal Republic of Germany

Nicola Keim
Dr. Max-Strasse 15
D 82031 Grunwald
Kr. Munchen
Federal Republic of Germany

Ulrike Murmann-Knuth
Hansastrasse 47
D-20144 Hamburg
Federal Republic of Germany



CUSIP NO. 804 137 107     SCHEDULE 13G       Page 30 of 32 Pages

Jan Murmann
Liselotte-Herrmann-Str. 34
10407 Berlin
Federal Republic of Germany

Anja Murmann
532 East 5th Street, Apt. 2
New York, New York 10009

Christa Zoellner
Bismarckallee 24
D 24105 Kiel
Federal Republic of Germany

Britta Zoellner
Bismarckallee 24
D 24105 Kiel
Federal Republic of Germany


 CUSIP NO. 804 137 107     SCHEDULE 13G       Page 31 of 32 Pages

                                              EXHIBIT B

                               JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G to which this
Exhibit is attached with respect to the Common Stock of Sauer Inc., a Delaware corporation, and consent to this Joint Filing Agreement being included as an Exhibit to such filing. In evidence thereof, the undersigned hereby execute this Agreement this 10th day of February, 2000.

Date:  February 10, 2000             ____Klaus H. Murmann______________
                                                   Klaus H. Murmann

                                                   Sauer GmbH

Date:  February 10, 2000            By___Klaus H. Murmann______________
                                                   Klaus H. Murmann, principal

                                                   Klaus Murmann & Co. KG

Date:  February 10, 2000            By___Klaus H. Murmann______________
                                                   Klaus H. Murmann, general
                                                   partner

                                                   K. Murmann
                                                   Verwaltungsgesellschaft
                                                   mit beschrankter Haftung

Date:  February 10, 2000            By___Klaus H. Murmann______________
                                                   Klaus H. Murmann, principal

                                                   EMF Europaische Marketing
                                                   und Finanzmanagement AG

Date:  February 10, 2000            _____Hannelore Murmann_____________
                                                   Hannelore Murmann

Date:  February 10, 2000            By___Klaus H. Murmann______________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 32 of 32 Pages

                                                  Sven Murmann

Date:  February 10, 2000            By___Klaus H. Murmann______________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Nicola Keim

Date:  February 10, 2000            By___Klaus H. Murmann______________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Ulrike Murmann-Knuth

Date:  February 10, 2000            By___Klaus H. Murmann_______________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Jan Murmann

Date:  February 10, 2000            By___Klaus H. Murmann_______________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Anja Murmann

Date:  February 10, 2000            By___Klaus H. Murmann_______________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Christa Zoellner

Date:  February 10, 2000            By___Klaus H. Murmann_______________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

                                                   Britta Zoellner

Date:  February 10, 2000            By___Klaus H. Murmann_______________
                                                   Klaus H. Murmann, attorney-
                                                   in-fact

   Powers of Attorney signed by the parties to this Joint Filing Agreement for whom Klaus H. Murmann has signed as attorney-in-fact are being filed herewith and are hereby incorporated by reference into this Agreement.

CUSIP NO. 804-137-107    SCHEDULE 13G

                            POWER OF ATTORNEY

     This Statement confirms that the undersigned, Sven Murmann, has authorized and designated Klaus H. Murmann to execute and file on the undersigned's behalf all Schedules 13G and 13D (including any amendments thereto) and all Joint Filing Agreements associated therewith that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sauer Inc. The authority of Klaus H. Murmann under this Statement shall continue until the undersigned is no longer required to file Schedules 13G and 13D with regard to the undersigned's ownership of or transactions in securities of Sauer Inc., unless earlier revoked in writing. The undersigned acknowledges that Klaus H. Murmann is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.


Date: February 10, 1999             Sven Murmann
                                    ______________________________
                                    Sven Murmann

                            POWER OF ATTORNEY

     This Statement confirms that the undersigned, Nicola Keim, has authorized and designated Klaus H. Murmann to execute and file on the undersigned's behalf all Schedules 13G and 13D (including any amendments thereto) and all Joint Filing Agreements associated therewith that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sauer Inc. The authority of Klaus H. Murmann under this Statement shall continue until the undersigned is no longer required to file Schedules 13G and 13D with regard to the undersigned's ownership of or transactions in securities of Sauer Inc., unless earlier revoked in writing. The undersigned acknowledges that Klaus H. Murmann is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.


Date: February 10, 1999             Nicola Keim
                                    ______________________________
                                    Nicola Keim

                            POWER OF ATTORNEY

     This Statement confirms that the undersigned, Ulrike Murmann-Knuthe, has authorized and designated Klaus H. Murmann to execute and file on the undersigned's behalf all Schedules 13G and 13D (including any amendments thereto) and all Joint Filing Agreements associated therewith that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sauer Inc. The authority of Klaus H. Murmann under this Statement shall continue until the undersigned is no longer required to file Schedules 13G and 13D with regard to the undersigned's ownership of or transactions in securities of Sauer Inc., unless earlier revoked in writing. The undersigned acknowledges that Klaus H. Murmann is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.


Date: February 10, 1999             Ulrike Murmann-Knuthe
                                    ______________________________
                                    Ulrike Murmann-Knuthe

                            POWER OF ATTORNEY

     This Statement confirms that the undersigned, Jan Murmann, has authorized and designated Klaus H. Murmann to execute and file on the undersigned's behalf all Schedules 13G and 13D (including any amendments thereto) and all Joint Filing Agreements associated therewith that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sauer Inc. The authority of Klaus H. Murmann under this Statement shall continue until the undersigned is no longer required to file Schedules 13G and 13D with regard to the undersigned's ownership of or transactions in securities of Sauer Inc., unless earlier revoked in writing. The undersigned acknowledges that Klaus H. Murmann is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.


Date: February 10, 1999             Jan Murmann
                                    ______________________________
                                    Jan Murmann

                            POWER OF ATTORNEY

     This Statement confirms that the undersigned, Anja Murmann, has authorized and designated Klaus H. Murmann to execute and file on the undersigned's behalf all Schedules 13G and 13D (including any amendments thereto) and all Joint Filing Agreements associated therewith that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sauer Inc. The authority of Klaus H. Murmann under this Statement shall continue until the undersigned is no longer required to file Schedules 13G and 13D with regard to the undersigned's ownership of or transactions in securities of Sauer Inc., unless earlier revoked in writing. The undersigned acknowledges that Klaus H. Murmann is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.


Date: February 10, 2000             Anja Murmann
                                    ______________________________
                                    Anja Murmann

                            POWER OF ATTORNEY

     This Statement confirms that the undersigned, Christa Zollner, has authorized and designated Klaus H. Murmann to execute and file on the undersigned's behalf all Schedules 13G and 13D (including any amendments thereto) and all Joint Filing Agreements associated therewith that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sauer Inc. The authority of Klaus H. Murmann under this Statement shall continue until the undersigned is no longer required to file Schedules 13G and 13D with regard to the undersigned's ownership of or transactions in securities of Sauer Inc., unless earlier revoked in writing. The undersigned acknowledges that Klaus H. Murmann is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.


Date: February 10, 1999             Christa Zollner
                                    ______________________________
                                    Christa Zollner

                            POWER OF ATTORNEY

     This Statement confirms that the undersigned, Britta Zollner, has authorized and designated Klaus H. Murmann to execute and file on the undersigned's behalf all Schedules 13G and 13D (including any amendments thereto) and all Joint Filing Agreements associated therewith that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sauer Inc. The authority of Klaus H. Murmann under this Statement shall continue until the undersigned is no longer required to file Schedules 13G and 13D with regard to the undersigned's ownership of or transactions in securities of Sauer Inc., unless earlier revoked in writing. The undersigned acknowledges that Klaus H. Murmann is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.


Date: February 10, 1999             Britta Zollner
                                    ______________________________
                                    Britta Zollner